UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2013

Commission file number 001-16111

GLOBAL PAYMENTS INC.
(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower, Atlanta, Georgia	30328-3473
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:     (770) 829-8000

NONE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 17, 2013, Global Payments Inc. (the "Company"), a Georgia corporation, issued a press release announcing that it has entered into a accelerated share repurchase (“ASR”) agreement to repurchase an aggregate of $125 million of the Company's common stock. The ASR is part of the Board authorized program to repurchase up to $300 million of the Company's common stock. Under the agreement, the Company will receive approximately two million shares at the inception of the ASR. The total number of shares ultimately repurchased under the agreement will be determined upon final settlement and will be based on the volume-weighted average price of the Company's common stock during the repurchase program. The Company anticipates that all repurchases under the ASR will be completed no later than May 31, 2013.

As a result of the repurchase program, the Company has increased its full-year expectations for fiscal 2013 diluted earnings per share on a cash basis by three cents to a range of $3.64 to $3.71, or growth of 3% to 5% over fiscal 2012. On a constant currency basis, the company expects diluted earnings per share on a cash basis to grow 5% to 7%. Annual fiscal 2013 GAAP diluted earnings per share, excluding the impact of all intrusion remediation costs, are now expected to be in a range of $3.04 to $3.11. There were no changes to the Company's full-year annual revenue expectations.

A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

99.1	Press Release dated January 17, 2013

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Payments Inc.
(Registrant)

Date: January 17, 2013
By: /s/ David E. Mangum
________________________
David E. Mangum
Chief Financial Officer